Exhibit 10.3

Grant No.:

U-STORE-IT TRUST
2004 EQUITY INCENTIVE PLAN
PERFORMANCE-VESTED RESTRICTED SHARE AGREEMENT

U-Store-It Trust, a Maryland real estate investment trust (the “Company”), grants common shares of beneficial interest, $.01 par value (the “Shares”), of the Company to the Grantee named below, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2004 Equity Incentive Plan (the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares Covered by Grant:
Performance Period:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name:

Company:
Name:
Title:

This is not a share certificate or a negotiable instrument.

U-STORE-IT TRUST
2004 EQUITY INCENTIVE PLAN
PERFORMANCE-VESTED RESTRICTED SHARE AGREEMENT

Shares/ Nontransferability

This grant is a Performance Award for the number of Shares set forth on the cover sheet subject to the vesting conditions described below . To the extent not yet vested, your Shares are restricted and may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Shares be made subject to execution, attachment or similar process.

Issuance and Vesting

The Company will, in its sole discretion, either (i) issue your Shares in your name as of the Grant Date, or (ii) maintain a record of this grant and issue any Shares that vest pursuant to the terms of this Performance-Vested Restricted Share Agreement at the expiration of the Performance Period.

Your right to the Shares under this Performance-Vested Restricted Share Agreement vests as to the total number of Shares covered by this grant, as shown on the cover sheet, on the last day of the Performance Period pursuant to the following conditions: (1) you then continue in Service and (2) the extent to which the Company’s three-year annualized average total shareholder return (appreciation in share price and dividends) (“TSR”), as measured by the average closing stock price over the thirty (30) trading days prior to the start and end of the three-year Performance Period, exceeds the performance levels for relative and absolute TSR standards as set forth below, with one half of the Shares vesting based on the absolute TSR and one half vesting based on the relative TSR:

(a) Absolute TSR: % (threshold), % (target), and % (maximum); and

(b) Relative TSR: Annualized TSR performance against NAREIT Equity Index of bps (threshold), bps (target), bps (maximum).

The number of shares that vest for results between threshold, target and maximum will be interpolated.

Your right to the Shares under this Performance-Vested Restricted Share Agreement will become fully vested as to the number of Shares on the cover sheet on your termination of Service due to death or disability, if such event occurs prior to the third anniversary of the grant date.  No additional Shares will vest after your Service has terminated for any reason, other than pursuant to the terms of any Employment Agreement between you and the Company.

Forfeiture of Unvested Shares

Except as provided pursuant to the terms of any Employment Agreement between you and the Company, in the event that your Service terminates for any reason other than death or disability, you will forfeit to the Company all of the Shares subject to this grant that have not yet vested.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of Shares acquired under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of Shares arising from this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of Shares subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the Shares unless and until the Shares relating to the Shares vest.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and any attempt to make such an election will result in forfeiture of the Shares.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Legends	Any certificates representing the Shares issued in connection with this grant shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.